Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of Mama’s Creations, Inc. on Form S-3 of our report dated April 8, 2025, with respect to our audit of the consolidated financial statements of Mama’s Creations, Inc. as of January 31, 2025 and for the fiscal year then ended, and our report dated April 8, 2025 with respect to our audit of internal control over financial reporting of Mama’s Creations, Inc. as of January 31, 2025, which reports are included in the annual report on Form 10-K of Mama’s Creations, Inc. for the fiscal year ended January 31, 2025.

Our report on the effectiveness of internal control over financial reporting expressed an adverse opinion because of the existence of material weaknesses.

/s/ UHY LLP

New York, New York

November 28, 2025